Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192365

PROSPECTUS SUPPLEMENT NO. 3

To Prospectus dated April 21, 2014

7,243,850 Shares

THE ONE GROUP HOSPITALITY, INC.

Common Stock

This prospectus supplement no. 3 supplements the prospectus dated April 21, 2014, relating to the offering and resale by the selling stockholders identified in the prospectus of up to 7,243,850 shares of the common stock, par value $0.0001 per share, of The ONE Group Hospitality, Inc. (formerly Committed Capital Acquisition Corporation). These shares were privately issued to the selling stockholders on October 16, 2013 in connection with a private placement and reverse merger transaction described in the prospectus.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on August 12, 2014.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is quoted on the OTC Markets OTCQB tier, or OTCQB, under the symbol “STKS.” As of August 12, 2014, the last reported sale price for our common stock as reported on the OTCQB was $5.00 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 12, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 6, 2014, The ONE Group Hospitality, Inc. (the “Company”) entered into Amendment No. 4 to Addendum to the Credit Agreement (the “Amendment”) with BankUnited N.A. (formerly Herald National Bank), dated October 31, 2011, as amended on January 24, 2013 and October 15, 2013 (as amended, the “Credit Agreement”). Pursuant to the Amendment, the Company increased available borrowings under the Credit Agreement for up to $9.1 million, as well as updated certain definitions, removed the advance ratio covenant and added a debt service coverage ratio calculation.

The foregoing is only a brief description of the Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to that document, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2014	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer